THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

April 20, 2007

Northern Lights Variable Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re: Northern Lights Variable Trust, File Nos. 333-131820 and 811-21853

Gentleman:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 3 to the Northern Lights Variable Trust Registration Statement (the "Legal Opinion").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

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